Exhibit 99.3

Historical Recast of Segment Information
As of October 1, 2023, Envestnet, Inc. (the "Company") has changed its reportable segments to reflect the way that the Company's chief operating decision maker reviews the operating results, assesses performance and allocates resources. As a result, the advisor-focused Wealth Analytics business has been reclassified from the Envestnet Data & Analytics segment to the Envestnet Wealth Solutions segment. The segment change does not impact nonsegment results and the Company's audited consolidated balance sheets, consolidated statements of operations or consolidated statements of cash flows.
The revised historical unaudited segment financial information for the fiscal years ended December 31, 2021 and 2022 and the first, second and third quarters of 2023 are below. Beginning with the quarter and full year ended December 31, 2023, our consolidated financial statements will reflect the new reportable segment structure with prior periods adjusted accordingly.
Our chief operating decision maker uses certain Non-GAAP financial measures, including "adjusted EBITDA", to assess the performance of operating segments and allocate resources. The table below also includes these historical unaudited supplemental performance measures revised to reflect the new reportable segment structure for the aforementioned periods.  The Company’s Non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures.

	Year Ended		Three Months Ended
	December 31,		March 31,	June 30,	September 30,
(in thousands) (unaudited)	2021	2022	2023	2023	2023
GAAP:
Total revenue:
Envestnet Wealth Solutions	$1,003,642	$1,065,244	$260,649	$275,824	$279,243
Envestnet Data & Analytics	$182,875	$174,540	$38,058	$36,610	$37,604
Total operating expenses:
Envestnet Wealth Solutions	$874,355	$1,007,921	$238,051	$253,119	$248,972
Envestnet Data & Analytics	$185,478	$196,761	$44,973	$46,909	$45,598
Income (loss) from operations:
Envestnet Wealth Solutions	$129,287	$57,323	$22,598	$22,705	$30,271
Envestnet Data & Analytics	$(2,603)	$(22,221)	$(6,915)	$(10,299)	$(7,994)

Non-GAAP:
Adjusted EBITDA(1) (2)
Envestnet Wealth Solutions	$274,846	$243,951	$65,223	$68,891	$74,413
Envestnet Data & Analytics	$47,258	$35,358	$5,256	$4,030	$7,411

(1) Non-GAAP Financial Measure
“Adjusted EBITDA” represents net income (loss) before deferred revenue fair value adjustment, interest income, interest expense, income tax provision (benefit), depreciation and amortization, goodwill impairment, non‑cash compensation expense, restructuring charges and transaction costs, severance expense, accretion on contingent consideration and purchase liability, fair market value adjustment to contingent consideration liability, fair market value adjustment on investment in private company, litigation, regulatory and other governance related expenses, foreign currency, gain on settlement of liability, gain on insurance reimbursement, non-income tax expense adjustment, dilution gain on equity method investee share issuance, loss allocations from equity method investments and (income) loss attributable to non‑controlling interest.

The Company’s Non-GAAP Financial Measures should not be viewed as a substitute for revenue, net income (loss) or net income (loss) per share determined in accordance with GAAP.

(2) Correction of Immaterial Error
During the fourth quarter of 2023, the Company identified that the arrangement with a third-party for the use of cloud hosted virtual servers which was previously accounted for as a finance lease transaction and included as a component of property and equipment, net in the consolidated balance sheets should have been recognized as a prepayment included within prepaid expenses and other current assets and other assets in the consolidated balance sheets. The Company concluded that the classification of these transactions was immaterial in prior period financial statements and that amendment of previously filed reports was not required. However, the Company corrected this immaterial error in the prior periods reported within this Exhibit 99.3.
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